                                                                      EXHIBIT 99

                         GENERAL INSTRUMENT CORPORATION
                    EXHIBIT 99 -- FORWARD-LOOKING INFORMATION

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. The Company's Form 10-K, the Company's Annual Report to Stockholders, any Form 10-Q or Form 8-K of the Company, or any other oral or written statements made by or on behalf of the Company, may include forward-looking statements which reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are identified by their use of such terms and phrases as "intends," "intend," "intended," "goal," "estimate," "estimates," "expects," "expect," "expected," "project," "projects," "projected," "projections," "plans," "anticipates," "anticipated," "should," "designed to," "foreseeable future," "believe," "believes," and "scheduled" and similar expressions. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    The actual results of the Company may differ significantly from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to, factors relating to the proposed merger with Motorola, Inc., uncertainties relating to general political, economic and competitive conditions in the United States and other markets where the Company operates; uncertainties relating to government and regulatory policies; uncertainties relating to customer plans and commitments; the Company's dependence on the cable television industry and cable television capital spending; Year 2000 readiness; the pricing and availability of equipment, materials and inventories; technological developments; the competitive environment in which the Company operates; changes in the financial markets relating to the Company's capital structure and cost of capital; the uncertainties inherent in international operations and foreign currency fluctuations; authoritative generally accepted accounting principles or policy changes from such standard-setting bodies as the Financial Accounting Standards Board and the Securities Exchange Commission; and the factors as set forth below.

FACTORS RELATING TO THE MERGER WITH MOTOROLA

     The Company has entered into a merger agreement with Motorola, Inc. whereby shares of the Company's common stock will be converted into shares of Motorola common stock. However, no assurances can be given as to whether or when the merger will be completed.

     The merger will combine two companies that have previously operated independently. The Company expects to realize strategic and other benefits as a result of the merger, including, among other things, the integration of key technologies necessary to bring converged voice, video and data networking to consumers and the accelerated roll-out of advanced services over hybrid fiber coax networks. However, the Company cannot predict with certainty whether, or to what extent, it will realize these benefits. The following are factors that may prevent the Company from realizing these benefits:

    - a substantial demand for interactive broadband access solutions utilizing hybrid fiber coax networks may not continue to develop as much or as rapidly as expected;

    - alterations may be necessary in sales and marketing campaigns in order to gain marketplace acceptance of the strategy of providing converged interactive voice, video, data and Internet access solutions over cable networks, including in particular the Company's product solutions in this environment;

    - development and deployment of next-generation network equipment may require more technical support than Motorola and the Company currently have employed or contracted;

    - changes in technology may increase the number of competitors that Motorola faces after the merger or may require significant capital expenditures to provide competitive services;

    - other manufacturers that compete with Motorola that currently market networks compatible with General Instrument products may not continue to do so; and

    - an increase in the number of competitors serving these markets may make it more difficult to attract and retain necessary personnel or to obtain and retain customers;

     Any of these factors could cause actual results to differ materially from the Company's expectations.

     The Company also expects to realize certain cost savings and other financial and operating benefits as a result of the merger. However, the Company cannot predict with certainty whether these cost savings and benefits will occur, or the extent to which they actually will be achieved. There are a large number of systems that may be integrated, including management information, purchasing, accounting and finance, sales, billing, payroll and benefits and regulatory compliance. The integration of General Instrument and the multimedia group business of Motorola's Internet and Networking Group will also require significant attention from management. The diversion of management attention and any difficulties associated with integrating General Instrument into Motorola could have a material adverse effect on the revenues, the levels of expenses and the operating results of Motorola after the merger and the value of Motorola shares.

     The number of Motorola shares to be received in the merger for each General Instrument share is fixed. Therefore, because the market price of Motorola shares is subject to fluctuation, the value at the time of the merger of the Motorola shares to be received by General Instrument stockholders will depend on the market price of Motorola shares at that time. There can be no assurance as to the value of Motorola shares at that time.

     The market price of Motorola shares has been, and may continue to be, volatile. In addition to conditions that affect the market for stocks of high technology companies generally, factors such as new product announcements by Motorola or its competitors, quarterly fluctuations in Motorola's operating results and challenges associated with integration of businesses may have a significant impact on the market price of Motorola shares. These conditions could cause the price of Motorola shares to fluctuate substantially over short periods.

FACTORS RELATING TO THE DISTRIBUTION

    In a transaction that was consummated on July 28, 1997, the former General Instrument Corporation (the "Distributing Company") (i) transferred all the assets and liabilities relating to the manufacture and sale of broadband communications products used in the cable television, satellite, and telecommunications industries to the Company (which was then named "NextLevel Systems, Inc." and was a wholly-owned subsidiary of the Distributing Company) and transferred all the assets and liabilities relating to the manufacture and sale of coaxial, fiber optic and other electric cable used in the cable television, satellite and other industries to its wholly-owned subsidiary CommScope, Inc. ("CommScope") and (ii) then distributed all of the outstanding shares of capital stock of each of the Company and CommScope to its stockholders on a pro rata basis as a dividend (the "Distribution"). Immediately following the Distribution, the Distributing Company changed its corporate name to "General Semiconductor, Inc." ("General Semiconductor"). Effective February 2, 1998, the Company changed its corporate name from "NextLevel Systems, Inc." to "General Instrument Corporation."

    The Distribution Agreement, dated as of June 12, 1997, among the Company, CommScope and the Distributing Company (the "Distribution Agreement") and certain other agreements executed in connection with the Distribution (collectively, the "Ancillary Agreements") allocate among the Company, CommScope, and General Semiconductor and their respective subsidiaries responsibility for various indebtedness, liabilities and obligations. It is possible that a court would disregard this contractual allocation of indebtedness, liabilities and obligations among the parties and require the Company or its subsidiaries to assume responsibility for obligations allocated to another party, particularly if such other party were to refuse or was unable to pay or perform any of its allocated obligations.

    Pursuant to the Distribution Agreement and certain of the Ancillary Agreements, the Company has agreed to indemnify the other parties (and certain related persons) from and after consummation of the Distribution with respect to certain indebtedness, liabilities and obligations, which indemnification obligations could be significant.

    Although the Distributing Company has received a favorable ruling from the Internal Revenue Service, if the Distribution were not to qualify as a tax free spin-off (either because of the nature of the Distribution or because of events occurring after the Distribution) under Section 355 of the Internal Revenue Code of 1986, as amended, then, in general, a corporate tax would be payable by the consolidated group of which the Distributing Company was the common parent based upon the difference between the fair market value of the stock distributed and the Distributing Company's adjusted basis in such stock. The corporate level tax would be payable by General Semiconductor and could substantially exceed the net worth of General Semiconductor. However, under certain circumstances, the Company and CommScope have agreed to indemnify General Semiconductor for such tax liability. In addition, under the consolidated return rules, each member of the consolidated group (including the Company and CommScope) is severally liable for such tax liability.

DEPENDENCE OF THE COMPANY ON THE CABLE TELEVISION INDUSTRY AND
CABLE TELEVISION CAPITAL SPENDING

    The majority of the Company's revenues come from sales of systems and equipment to the cable television industry. Demand for these products depends primarily on capital spending by cable television system operators for constructing, rebuilding or upgrading their systems. The amount of this capital spending, and, therefore the Company's sales and profitability, may be affected by a variety of factors, including general economic conditions, the continuing trend of cable system consolidation within the industry, the financial condition of domestic cable television system operators and their access to financing, competition from direct-to-home ("DTH"), satellite, wireless television providers and telephone companies offering video programming, technological developments that impact the deployment of equipment and new legislation and regulations affecting the equipment used by cable television system operators and their customers. There can be no assurance that cable television capital spending will increase from historical levels or that existing levels of cable television capital spending will be maintained.

    Although the domestic cable television industry is comprised of thousands of cable systems, a small number of large cable television multiple systems operators ("MSOs") own a majority of cable television systems. As a result, a relatively small number of customers has historically accounted for a large portion of the Company's revenues, and this trend is expected to continue. Sales to the Company's single largest customer represented 30% and 31% Company sales for the nine months ended September 30, 1999 and the year ended December 31, 1998, respectively. For the same periods, the Company's top five MSO customers accounted for 52% and 54%, respectively, of the Company's total sales. Because a small number of MSOs account for a majority of the Company's revenues, the Company's future success will depend on its ability to develop and maintain relationships with these companies. The loss of business from a significant MSO could have a material adverse effect on the business of the Company. Because significant consolidation is occurring among cable television operators, the risk to the Company from the concentration of its customer base is increasing.

THE IMPACT OF REGULATION AND GOVERNMENT ACTION

    In recent years, cable television capital spending has been affected by new legislation and regulation, on the federal, state and local level, and many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. During 1993 and 1994, the Federal Communications Commission (the "FCC") adopted rules under the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), regulating rates that cable television operators may charge for lower tiers of service and generally not regulating the rates for higher tiers of service. In 1996, the Telecommunications Act of 1996 (the "Telecom Act") was enacted to eliminate certain governmental barriers to competition among local and long distance telephone, cable television, broadcasting and wireless services. The FCC is continuing its implementation of the Telecom Act which, when fully implemented, may significantly impact the communications industry and alter federal, state and local laws and regulations regarding the provision of cable and telephony services. Among other things, the Telecom Act eliminates substantially all restrictions on the entry of telephone companies and certain public utilities into the cable television business. Telephone companies may now enter the cable television business as traditional cable operators, as common carrier conduits for programming supplied by others, as operators of wireless distribution systems, or as hybrid common carrier/cable operator providers of programming on so-called "open video systems." The economic impact of the 1992 Cable Act, the Telecom Act and the rules thereunder on the cable television industry and the Company is still uncertain.

    On June 24, 1998, the FCC released a Report and Order entitled In the Matter of Implementation of Section 304 of the Telecommunications Act of 1996 - Commercial Availability of Navigation Devices (the "Retail Sales Order"), which promulgates rules providing for the commercial availability of navigation devices, including set-top devices and other consumer equipment, used to receive video signals and other services from multichannel video programming distributors ("MVPDs"), including cable television system operators. The Retail Sales Order mandates that (i) subscribers have a right to attach any compatible navigation device to an MVPD system regardless of its source and (ii) service providers are prohibited from taking actions which would prevent navigation devices that do not perform conditional access functions from being made available by retailers, manufacturers, or other affiliated vendors. To accomplish subscribers' right to attach, the FCC has ordered that (i) MVPDs must provide technical information concerning interface parameters necessary to permit navigation devices to operate with their systems; (ii) MVPDs must separate out security functions from non-security functions by July 1, 2000; and
(iii) after January 1, 2005, MVPDs may not provide new navigation devices for sale, lease or use that perform both conditional access functions and other functions in a single integrated device.

    Unless modified or overturned, the Retail Sales Order will require set-top device manufacturers, such as the Company, to develop a separate security module to be available for sale to other manufacturers who want to build set-top devices, as well as ultimately prevent the Company from offering set-top devices in which the security and non-security functions are integrated. In addition, the Retail Sales Order may require the Company to offer its set-top devices through retail distribution channels, an area in which the Company has limited experience. The competitive impact of the Retail Sales Order is still uncertain, and there can be no assurance that the Company will be able to compete successfully with other consumer electronics manufacturers interested in manufacturing set-top devices, many of which have greater resources and retail sales experience than the Company.

    There can be no assurance that future legislation, regulations or government action will not have a material adverse effect on the operations and financial condition of the Company.

TELECOMMUNICATIONS INDUSTRY COMPETITION AND TECHNOLOGICAL CHANGES AFFECTING THE COMPANY

    The Company will be significantly affected by the competition among cable television system operators, satellite television providers and telephone companies to provide video, voice and data/Internet services. In particular, although cable television operators have historically provided television services to the majority of U.S. households, DTH satellite television has attracted a growing number of subscribers and the regional telephone companies have begun to offer competing cable and wireless cable services. This competitive environment is characterized by rapid technological changes, particularly with respect to developments in digital compression and broadband access technology.

    The Company believes that, as a result of its development of new products based on emerging technologies and the diversity of its product offerings, it is well positioned to supply each of the cable, satellite and telephone markets. The future success of the Company, however, will be dependent on its ability to market and deploy these new products successfully and to continue to develop and timely exploit new technologies and market opportunities both in the United States and internationally. There can be no assurance that the Company will be able to continue to successfully introduce new products and technologies, that it will be able to deploy them successfully on a large-scale basis or that its technologies and products will achieve significant market acceptance. The future success of the Company will also be dependent on the ability of cable and satellite television operators to successfully market the services provided by the Company's advanced digital terminals to their customers. Further, there can be no assurance that the development of products using new technologies or the increased deployment of new products will not have an adverse impact on sales by the Company of certain of its other products. For example, sales of analog cable products have been impacted by a shift to digital deployment in North America.

INTELLECTUAL PROPERTY

    Because the Company's products are based on complex, rapidly-developing technologies, the Company has been, and could in the future be, made a party to litigation regarding intellectual property matters. The Company has from time to time been notified of allegations that it may be infringing certain patents and other intellectual property rights of others. The adverse resolution of any third party infringement claim could subject the Company to substantial liabilities and could require the Company to refrain from manufacturing or selling certain products. In addition, the costs incurred in intellectual property litigation can be substantial, regardless of the outcome. It may be necessary or desirable in the future to obtain licenses relating to one or more products or relating to current or future technologies, and there can be no assurance that the Company will be able to obtain these licenses or other rights or obtain such licenses or rights on commercially reasonable terms.

COMPETITION

    The Company's products compete with those of a substantial number of foreign and domestic companies, some with greater resources, financial or otherwise, than the Company, and the rapid technological changes occurring in the Company's markets are expected to lead to the entry of new competitors. The Company's ability to anticipate technological changes and to introduce enhanced products on a timely basis will be a significant factor in the Company's ability to expand and remain competitive. Existing competitors' actions and new entrants may have an adverse impact on the Company's sales and profitability. For a discussion of competitive factors in regards to retail consumer electronic manufacturers see "The Impact of Regulation and Government Action". The Company believes that it enjoys a strong competitive position because of its large installed cable television equipment base, its strong relationships with the major cable television system operators, its technological leadership and new product development capabilities, and the likely need for compatibility of new technologies with currently installed systems. However, the focus by several industry groups and the Federal government on uniform standards for interoperability of devices will likely increase competition for the Company's products by enabling competitors to develop systems compatible with, or that are alternatives to, the Company's products.

INTERNATIONAL OPERATIONS; FOREIGN CURRENCY RISKS

    U.S. broadband system designs and equipment are being employed in international markets, where cable television penetration is low. In addition, the Company is developing new products to address international market opportunities. However, the impact of the economic crises in Asia and Latin America has significantly affected the Company's results in these markets. There can be no assurance that international markets will rebound to historical levels or that such markets will continue to develop or that the Company will receive additional contracts to supply systems and equipment in international markets.

    International exports of certain of the Company's products require export licenses issued by the U.S. Department of Commerce prior to shipment in accordance with export control regulations. The Company has made a voluntary disclosure to the U.S Department of Commerce with respect to several violations by the Company of these export control regulations. While the Company does not expect these violations to have a material adverse effect on the Company's operations or financial condition, there can be no assurance that these violations will not result in the imposition of sanctions or restrictions on the Company.

    A significant portion of the Company's products are manufactured or assembled in Taiwan and Mexico. In addition, the Company's operations are expanding into new international markets. These foreign operations are subject to the usual risks inherent in situating operations abroad, including risks with respect to currency exchange rates, economic and political destabilization, restrictive actions by foreign governments, nationalizations, the laws and policies of the United States affecting trade, foreign investment and loans, and foreign tax laws. The Company's cost-competitive status relative to other competitors could be adversely affected if the New Taiwan dollar, Mexican peso or another relevant currency appreciates relative to the U.S. dollar because this appreciation will make the Company's products manufactured and assembled in Taiwan or Mexico more expensive when priced in U.S. Dollars.

YEAR 2000 READINESS

    The Company is preparing for the impact of the arrival of the Year 2000 on its business, as well as on the businesses of its customers, suppliers and business partners. The "Year 2000 Issue" is a term used to describe the problems created by systems that are unable to accurately interpret dates after December 31, 1999. These problems are derived predominantly from the fact that many software programs have historically categorized the "year" in a two-digit format. The Year 2000 Issue creates potential risks for the Company, including potential problems in the Company's products as well as in the Information Technology ("IT") and non-IT systems that the Company uses in its business operations. The Company may also be exposed to risks from third parties with whom the Company interacts who fail to adequately address their own Year 2000 issues.

    There can be no assurance that the Company will be successful in its efforts to address all of its Year 2000 issues. If some of the Company's products are not Year 2000 compliant, the Company could suffer lost sales or other negative consequences, including, but not limited to, diversion of resources, damage to the Company's reputation, increased service and warranty costs and litigation, any of which could materially adversely affect the Company's business operations or financial condition.

    The Company is also dependent on third parties such as its customers, suppliers, service providers and other business partners. If these or other third parties fail to adequately address Year 2000 Issues, the Company could experience a negative impact on its business operations or financial condition. For example, the failure of certain of the Company's principal suppliers to have Year 2000 compliant internal systems could impact the Company's ability to manufacture and/or ship its products or to maintain adequate inventory levels for production.

    The Company's Year 2000 statements, including without limitation, anticipated costs and the dates by which the Company expects to complete certain actions, are based on management's best current estimates, which were derived utilizing numerous assumptions about future events, including the continued availability of certain resources, representations received from third parties and other factors. However, there can be no guarantee that these estimates will be achieved, and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the ability to identify and remediate all relevant IT and non-IT systems, results of Year 2000 testing, adequate resolution of Year 2000 Issues by businesses and other third parties who are service providers, suppliers or customers of the Company, unanticipated system costs, the adequacy of and ability to develop and implement contingency plans and similar uncertainties.

ENVIRONMENT

    The Company is subject to various federal, state, local and foreign laws and regulations governing the use, discharge and disposal of hazardous materials. The Company's manufacturing facilities are believed to be in substantial compliance with current laws and regulations. Compliance with current laws and regulations has not had and is not expected to have a material adverse effect on the Company's financial condition.

    The Company's present and past facilities have been in operation for many years, and over that time in the course of those operations, such facilities have used substances which are or might be considered hazardous, and the Company has generated and disposed of wastes which are or might be considered hazardous. Therefore, it is possible that additional environmental issues may arise in the future, which the Company cannot now predict.